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                                                                   EXHIBIT 10.19


                           EMPLOYMENT AGREEMENT WITH
                                PAUL L. SIMMONS


This Employment Agreement (the "Agreement") is entered into as of the 1st day of October, 1995 by and between the VERIDIEN CORPORATION, a Delaware corporation ("Company") whose address is Suite 800, Sarasota Quay, Sarasota, Florida 34236, and PAUL L. SIMMONS ("Employee"), whose address is 6250 Kipps Colony Court, Unit 203, Gulfport, Florida 33707.

The following is a recital of facts underlying this Agreement:

A. Employee is currently employed as a sales commission representative and a director of research and development for the Company under Agreements dated May 22, 1995 and May 1, 1991 (the "Prior Employment Agreements").

B. Company's business includes but is not limited to the manufacture and sale of proprietary liquid disinfectants and other chemicals, technology and products for use in the infection control sector of the healthcare industry and other industries (the "Business").

C. The parties wish to terminate the Prior Employment Agreements, to enter into this Agreement with a view to providing employment and protecting certain payments to the Employee by the Company, the proprietary rights, going business value, and goodwill of the Business.

NOW, THEREFORE, the parties hereto agree as follows:

1. Employment.

a. Term of Employment. Employee shall be employed for an indefinite term, beginning on the date of this Agreement.

b. Termination of Employment.

(i) Either party may terminate Employee's full-time employment for any reason upon six months' prior written notice to the other party.

(ii) Company may terminate Employee's full-time employment at any time for justifiable cause. The term "justifiable cause" shall include any material breach by Employee of the performance of any of his duties pursuant to this Agreement, any disclosure by Employee to any person, firm or corporation other than the Company, its subsidiaries, and its and their directors, officers or employees of any confidential information or trade secrets of the Company or any of its subsidiaries, any attempt by Employee directly or indirectly to secure any personal profit in connection with the Business of the Company or any of its subsidiaries, any failure by Employee to properly perform his duties in the conduct of company's Business, any failure by Employee to devote his full business time to the affairs of the Company and its subsidiaries as set forth in
Section 2 of this Agreement, conviction of any felony, any conduct of Employee involving willful misconduct, gross negligence, fraud, material breach of



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fiduciary duty or reckless disregard of Employee duties to Company and its subsidiaries, conviction of a material violation of civil law pertaining to the Company or its subsidiaries, actions taken in bad faith by Employee against the company or any subsidiary, or Employee engaging in any business other than the Business of the Company and its subsidiaries, except as herein provided. Whether or not "justifiable cause" shall exist shall in each case be determined by a majority vote of the Board of Directors of the Company acting reasonably in its sole discretion. "Justifiable Cause" will exclude any sales, whether or not to the Company, by Employee of inventory consisting of the so-called Fampak kits, towelettes and 911 diagnostic consoles which Employee owns as of the date of this Agreement.

c. Duties. Employee will perform research and development functions, at the request of the Company will train Company salespeople in the performance and function of Company products and provide such other services as the Company requests. Employee's research and development responsibilities will be supervised by the Management Committee of ROST, Inc., ("ROST"), a wholly owned subsidiary of Veridien or by the Board of Directors of ROST. Employee's training duties will be supervised and directed by a designee of the Company's Board of Directors, initially the CEO of Company.

2. Full Time and Attention. Employee will devote not less than a majority of his business time, attention, and energies during each month during the term of the Agreement to the performance of his duties as set forth in Section 1 above.

3. Compensation.

a. As compensation for the services to be rendered by Employee hereunder, including all services as a member of any management committee of the Company or any subsidiary of Company, the Company agrees to pay or cause to be paid to Employee an annual salary of Thirty-Six Thousand Dollars ($36,000), payable in monthly installments of Three Thousand Dollars ($3,000) on the last day of each month. In addition, Company shall pay Employee on the sixtieth day following the end of each fiscal quarter commencing with the fiscal quarter ending December 31, 1995 6% of New Product Gross Margins of ROST and if applicable the Company (to the extent it is a vendor of New Products) in excess of six Hundred Thousand Dollars ($600,000) in any fiscal year, up to a maximum of Three Hundred Thousand Dollars ($300,000) per New Product. "New Product Gross Margins" shall mean realized "Net Sales" of "New Products" as shown on ROST's or the Company's (if Company is the vendor) quarterly financial statements. "Net Sales" shall mean the gross sales proceeds received by ROST or Company during the applicable period for sales of "New Products", less discounts, returns, setoffs and the like. "New Products" shall mean all products listed on Exhibit A attached hereto, plus such other products developed with the direct assistance of Simmons by ROST or Company after the date of this Agreement as determined by the ROST Management Committee from time to time and as are added to Exhibit A by Company and Employee. Any product arising from the "Technology" as defined in the letter agreement dated as of October 19, 1995 between Company and Employee with respect to the Sterix Cabinetry technology and other matters related to the Sterix Cabinetry technology shall not be included as a New Product in determining compensation herein. "Reimbursement Agreement" shall mean that Reimbursement Agreement dated as of February 26, 1996 entered into between ROST Medical Developments Inc. and Employee.

b. In any event, the aggregate compensation received by Employee under this Agreement and under the note (the "Note") issued pursuant to the Repayment



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Agreement dated as of October 19, 1995, between Company and Employee shall be limited as provided in this Section 3.b. If for any fiscal year Employee receives payments (including payments for New Product Gross Margins for that year but paid after the end of that fiscal year) in excess of six percent (6%) of New Product Gross Margins as defined in Section 3.a., less the sum of (i) $36,000 (Employees' annual salary under this Agreement) and (ii) the amount paid to Employee in monthly installments, but excluding any sales percentage payments on the Repayment Note, then Employee may elect to have this excess either credited against compensation payable in that fiscal year under this Employment Agreement or as a reduction of principal under the Note (to the extent principal thereunder remains unpaid); however, if Employee fails to make such election, the excess shall reduce the principal under the Note and, if the Note has been paid in full, shall reduce compensation otherwise payable under this Employment Agreement.

4. Benefits. Employee shall be provided employee benefits (including fringe benefits, vacation, pension and profit sharing plan participation and life, health accident and disability insurance) on the same basis as those benefits are made available to senior executives of Company.

5. Employment as Consultant Upon Termination of Agreement. During the three year period following the termination of Employee's employment for any reasons except justifiable cause or death, the Employee shall have the duty of advising and consulting on a part-time basis with the officers of the Company and its subsidiaries with respect to the affairs of the Company and its subsidiaries in response to requests for such advisory and consultative services by the Board of Directors or officers of the Company or of its subsidiaries or by the Management Committee of ROST, subject to the condition that (1) such services shall be performed within the United States of America, (2) Employee shall not be required to devote more than one day per week to such services, (3) Employee shall not be required to perform such services during usual vacation periods and reasonable periods of illness or other incapacitation. Company shall pay to Employee and Employee shall accept from Company, for Employee's advisory and consultative services as provided in this Agreement, compensation at the rate of $1,000 per month, payable monthly at the end of the month. Company may at its option terminate Employee's consulting and advisory services, without any obligation to provide compensation after the date of termination.

6. Payments to Employee Upon Termination of this Agreement.

a. If Employee is terminated from his employment under this Agreement for justifiable cause, Employee will not be entitled to any compensation payments of any kind under this Agreement, but such termination shall not affect any payments to which Employee may be entitled pursuant to other agreements with Company or ROST.

b. If this Agreement is terminated for any other reason upon six months' notice by either party (the "Notice Period"), during the Notice Period, Employee shall cease to receive the $3,000 monthly salary, but shall continue to receive 6% of New Product Gross Margins as set out in Section 3 above. If such termination takes place before October 1, 1997, then in addition to the 6% of New Product Gross margin during the Notice Period, Employee shall be entitled to 2% of New Product Gross Margins for a period of three years commencing on the date of termination, but subject to a maximum payment of $300,000 per product.

7. Covenant Not To Compete.


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a. Covenant. The Employee covenants and agrees that, (i) at no time during his employment as an employee or as a consultant under this Agreement or (ii) during the two year period thereafter Employee will not:

(1) directly or indirectly (i) engage (other than on behalf of the Company, at the Company's request), in the design, development, engineering, testing, manufacture, sale, marketing, or commercializing, of any disinfectant or chemical used in the infection control sector of the healthcare industry or in the infection control sector of any other industry, or any related or complementary area (the "Restricted Business") or (ii) in any way compete with the Restricted Business of the Company within the State of Florida or any other state, country or territory or other geographic area where products of the Company have been licensed, distributed, serviced or provided by the Company;

(2) directly or indirectly engage (other than on behalf of the Company, at the Company's request) in or compete with the Restricted Business, by, for example, selling products or services to, calling on, soliciting, taking away or accepting as a client or customer, or attempting to sell products or services to, call on, solicit take away or accept as a client or customer, either on behalf of Employee or of any other person or entity, any person or entity with whom Company is doing or has done any business, or that is on a list of prospective clients or customers of the Company;

(3) directly or indirectly (i) engage (other than on behalf of the Company, at the Company's request), in the design, development, engineering, testing, manufacture, sale, marketing, or commercializing, of any product currently being developed by the Company or any of its subsidiaries or being considered (i.e. business plans or discussion papers of the Company at the time of departure) for development by the Company or any of its subsidiaries;

(4) directly or indirectly induce employees of the Company or its affiliates to engage in any activity hereby prohibited to the Employee or induce employees of the Company to terminate their employment with the Company;

(5) directly or indirectly hire, solicit, or take away, or attempt to hire, solicit or take away, either on behalf of the Employee or any other person, any person that is or becomes, an employee of or consultant to the Company;

(6) directly or indirectly become employed by, furnish consulting services to, or enter into or attempt to enter into, either alone or with any other person, any business in any way competing with the Restricted Business; or

(7) directly or indirectly assist any other person or entity to take any of the actions described in this Section.

b. Definition of "Directly or Indirectly". For the purposes of this Agreement, the words "directly or indirectly", as they modify the terms "compete" or "engage" shall include without limitation: (i) participating as an employee, owner, officer, director, partner, limited partner, joint venturer, creditor, investor (other than as a holder of less than three percent if Employee and his Affiliates are passive investors or less than one percent of the outstanding capital stock which capital stock is actively traded on a major national securities exchange registered with the Securities and Exchange Commission and other than as disclosed to Company in writing and approved specifically by company in writing after the date of this Agreement), consultant, advisor, agent, sales representative, or other participant to any person or entity that in any way competes as defined above with the business of



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the Company; and (ii) using, or communicating to any such person or entity which in any way competes, any Confidential Information (as defined in Section 8.a.), including without limitation the name or address or any other information concerning any past, present, or prospective client or customer of the Company, or any proprietary information regarding any product or ongoing research and development project of the Company.

c. Permitted Activities. Subject to Section 7.a. above, Employee, on his own time, at his own expense, and using his own materials and supplies, may complete the development of those non-medical residential home use products listed and described on Exhibit B attached hereto. The list of products on Exhibit B may be expanded from time to time by the prior written content of Company and Employee. Employee agrees to give Company a right of first refusal to acquire, after completion of the product's development, each such product and its underlying technology, prior to any offer to any other person or entity, and Employee agrees that any sale to any such third party will be on terms and conditions more favorable to Employee as seller than those offered by Company.

d. Required Disclosure. In the event that (a) the Employee (i) leaves the employ of the Company for any reason other than death, or (ii) the Agreement is terminated for any reason, and (b) the Employee either directly or through an engagement by any person or entity (the "Engaging Entity") whether as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than three percent of the outstanding capital stock which capital stock is actively traded on a major national securities exchange registered with the Securities and Exchange Commission), consultant, advisor, agent, sales representative or other participant, sells, distributes, licenses, services, designs, engineers, develops, tests, manufactures, markets, or provides any kind of advice with respect to (collectively, "Sells") products to any other person or entity which is at that time or has been within the three years preceding the giving of Notice as defined below a customer of the Company ("Customer"), the Employee unconditionally agrees during the period set forth at the beginning of
Section 7.a. to provide a written statement (the "Notice") to the Company at least 30 days prior to any engagement if the Engaging Entity then sells products to a Customer, or 30 days prior to the Engaging Entity or the Employee entering into an agreement that Sells (or in the future will do so) products to any Customer. The Notice shall provide sufficient details so that the Company can make a determination whether the Employee is complying with the obligations contained in this Agreement. The Company may communicate with the Engaging Entity if it has reason to believe that the proposed activity may violate the terms of this Agreement.

8. Confidentiality.

a. Definition of Confidential Information. The Employee acknowledges that the Company's trade secrets, information, data, or other non-public information relating to customers, research and development programs, technology, costs, marketing, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business or affairs of Company generally (the "Confidential Information") are valuable, special and unique assets of the Business, access to and knowledge of which have been gained by virtue of Employee's position and involvement with the Company.
Confidential Information excludes that information exclusively relating to the products listed on Exhibit B.

The following data and information, even though it may be designated as Confidential Information and furnished to the Employee, shall be excluded from



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the definition of Confidential Information and not governed by this Agreement:
(a) any data and information which was in the public domain prior to the receipt of the same by the Employee or which subsequently becomes part of the public domain through no wrongful act or failure to act of the Employee or other person with a duty of confidentiality, or wrongful act or failure to act of which the Employee has actual knowledge, and (b) any data and information which was in the possession of the Employee (and not subject to any obligation of confidentiality) prior to receipt of the same from the Company or other person with a duty of confidentiality, was not acquired directly or indirectly from the Company or other person with a duty of confidentiality or was not developed while in the Company's employ.

b. Non-Disclosure. The Employee unconditionally agrees that any Confidential Information that may be furnished to the Employee or which the Employee otherwise obtains will be kept strictly confidential and shall not be duplicated or used in any manner for the benefit of the Employee or to the detriment of the Company, except to the extent, if any, that it is necessary to use such Confidential Information in order to perform the duties assigned to the Employee by the Company. The Employee further agrees, both during and after the period of the Employment Agreement, not to disclose or make any Confidential Information available to any other person, group or entity for any purpose or reason whatsoever, and he will not make use of any Confidential Information for his own purposes or for the benefit of any person, group or entity (except the Company, at the Company's request) under any circumstances. Upon termination of the Employee's full time employment with the Company, the Employee agrees to return promptly to the Company all software and copies thereof, reports, memoranda, notes, work sheets, drawings and all other written, pictorial or electronically, magnetically or otherwise stored material containing any of the Confidential Information held or obtained by or furnished to the Employee, and to represent to the company in writing that all such Confidential Information has been returned to the Company. The Employee agrees that his obligations as set forth herein with respect to the Confidential Information shall extend to such comparable information belonging to customers and suppliers of the Company which may have been disclosed to the Employee in connection with her status as an employee of the Company or Seller.

c. Required Disclosure. In the event that the Employee becomes legally compelled to disclose any of the Confidential Information, the Employee agrees to provide the Company with prompt notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the provisions of this Agreement, the Employee agrees that he will furnish only that portion of the Confidential Information which is legally required and that the Employee will cooperate with the Company counsel to obtain a protective order or other reliable assurance that confidential treatment will be accorded such Confidential Information.

9. Interpretation. It is expressly understood and agreed that, although the Employee and the Company consider the restrictions contained in Sections 7 and 8 above reasonable for the purpose of preserving for the Company the Confidential Information, going business value, proprietary rights and goodwill of the Company, if a final judicial determination is made by a court having jurisdiction that the time, scope or territory or any other restrictions contained in Sections 7 or 8 is an unenforceable restriction against the Employee, the provisions of Sections 7 or 8 shall not be rendered void, but shall be deemed amended to apply as to such maximum time, scope and territory


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and to such other extent as such court may judicially determine to be reasonable. Alternatively, if the court referred to in the preceding sentence finds that any restriction contained in Sections 7 or 8 is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained therein.

10. Employee's Inventions.

a. Assignment to the Company. The Employee agrees to disclose fully and promptly to the Company the existence of, and assign to the Company, all of his right, title and interest in and to, all products, discoveries, designs, creations, productions and marketing techniques, scientific or technical developments, product concepts, inventions and improvements (collectively, the "Inventions"), whether or not such Inventions are patentable or copyrightable, which are made, conceived, or reduced to practice by Employee (either alone or with others) during the period of his employment as an employee or consultant pursuant to this Agreement, at the Company or elsewhere, and which are based upon Confidential Information or which are related in any way to the Business of the Company or the research and development of the Company or which directly or indirectly result from the tasks assigned to the Employee by the Company, except the term Inventions excludes the products listed on Exhibit B (but these excluded products remain subject to the Company's right of first refusal set forth in Section 6(c) of this Agreement). The foregoing disclosure and assignment shall be made by the Employee without compensation in addition to the Employee's compensation, except when a new product is designated as provided in the penultimate sentence of Section 3.a. The Employee further agrees not to disclose any such Invention to any party other than Company without the prior written permission of the Company. The Inventions assigned to the Company specifically include are not limited to the Sterix Cabinetry technology and related products (including but not limited to Vira-Scrub, Vira-Lube and Sterihol), the Spill Clean Up Kit, the Air Disinfectant and Injector, the Power Needle, the Safety Shear, the Power Respirator*, the Toxic Water Disposal Unit, and the Ultra Sound Power. In addition, Simmons hereby grants to Company and its subsidiaries, affiliates, successors and assigns a worldwide royalty-free license to use the FAM-PAK and ONGUARD tradenames and trademarks. Employee agrees to change the name of the company, Fam-Pak Corp., a Delaware corporation, within sixty days of the date of this Agreement, to assign the use of that corporate name to the Company and never directly or indirectly, through Affiliates or otherwise, use in whole or in conjunction with other words the name FAM-PAK or derivatives thereof, and Veridien agrees to pay Employee up to $500 upon receipt of appropriate documentation of actual costs incurred in changing the name of the above-referenced corporation; it is the intention of the parties to give to the Company the exclusive right to use the "FAM-PAK" name, and the parties agree to take such additional actions at the Company's expense as may be reasonably necessary to achieve this intention.

b. Cooperation. Both during and after the period of the Employment Agreement, the Employee agrees to execute such documents and take such other actions at the Company's expense as the company may reasonably request to enable the Company or its nominee to (i) apply for patent, registered design, trademark, copyright, mask work, or similar protection in the United States, Canada and elsewhere for any Invention and (ii) be vested with such patent, registered design or similar protection in the United States, Canada and elsewhere for any Invention. Company agrees to pay Employee for his document and reasonable out-of-pocket expenses arising under this Section 10(b).



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c. Prior Inventions. The Employee has attached to this Agreement as Exhibit C a complete list of all Inventions, if any, owned by the Employee (either alone or with others) that were conceived prior to the commencement of the Employment Agreement and that are in any way related to the Company's Business or other research and development of the Company, other than those purchased by and assigned to the Company, or, if there are no such Inventions, the Employee has indicated "none" on Exhibit C. The Company agrees that the Inventions on Exhibit C shall not be subject to this Agreement. The Employee represents to the Company that he has not made, conceived, or reduced to practice any Inventions related to the Company's Business or other research and development of the Company other than those set forth on Exhibit C, which have not been purchased by and/or assigned to the Company, and the Employee understands that the Inventions listed an Exhibit C are the only Inventions related to the Company's Business or other research and development of the Company that are not subject to this Agreement.

11. Revocation of Prior Employment Agreements. Employee expressly agrees that this Agreement supersedes and revokes any and all prior agreements, contracts, or understandings between Employee and the Company, including but not limited to the agreements listed on Exhibit D attached to this Agreement, but this Agreement shall not in any way affect, supersede or terminate any of the agreements set forth on Exhibit E.


*   exceptions noted in the Reimbursement Agreement.
12. Release of all Claims Against Company. Employee expressly agrees that, as a condition to entering into this Agreement and any other agreements and contracts entered into in writing on or after October 1, 1995, with the exception of the Notes entered into by Employee and Company under the Reimbursement Agreement and Repayment Agreement, Employee will release any and all liens, claims, or rights of any kind that Employee has filed or asserted against Company or any of its subsidiaries or any of their property or assets. Except for any rights the Employee may have resulting from suits which are in process predating October 1, 1995.

13. Representations of Employee. Employee represents that (i) he is familiar with the covenants not to compete and not to solicit set forth in this Agreement, (ii) he is fully aware of his obligations hereunder, including, without limitation, the length of time, scope and geographic coverage of these covenants, (iii) he finds that length of time, scope, and geographic coverage of these covenants to be reasonable, (iv) he is receiving specific, bargained-for consideration for his covenants not to compete and not to solicit, and (v) he has been advised by independent counsel of his choice.

14. Miscellaneous.

a. Benefit and Assignability. This Agreement shall be binding upon the Employee and his estate, heirs, executors, and legal representatives, and shall inure to the benefit of and be enforceable by the Company and its successors and assigns. The Employee may not assign his rights or obligations under this Agreement, but in the event of Employee's death, his estate shall be entitled to any continuing benefits hereunder. The Company may assign its rights under this Agreement to any affiliate or successor.

b. Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings between the parties relating to the subject matter hereof.

c. Notices. Any notice, report, or other communication required or permitted to be given hereunder shall be in writing and shall be deemed given on the date of delivery, if delivered personally or by messenger, or five clays after mailing, if mailed first-class mail, postage prepaid, to the addresses set forth at the beginning of this Agreement or to such other address as a party provides to the other.

d. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida (without giving effect to its principles of conflicts of law).

e. Severability. If any provision of this Agreement, or the application of such provision to any person or set of circumstances shall be determined to be invalid, unlawful or unenforceable to any extent at any time after the date hereof, the remainder of this Agreement, and the application at such provision to persons or circumstances other than those as to which it is determined to be invalid, unlawful or unenforceable, shall not be affected and shall continue to be enforceable to the fullest extent permitted by law.

f. Amendments. This Agreement may not be modified or amended except in a writing signed by each of the parties hereto.

g. Effective Date. This Agreement shall become effective on the date set forth at the beginning of this Agreement.

h. Attorneys' Fees. In the event of any legal action or proceeding to enforce or interpret the provisions hereof, the prevailing party shall be entitled to reasonable attorneys' fees, whether or not the proceeding results in a final judgment.

i. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

j. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

k. Delays or Omissions. No delay or omission to exercise any right, power or, remedy accruing to either party upon any breach or default of the other party hereto shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver, single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

VERIDIEN CORPORATION


By:

Its:

Witness:




Paul L. Simmons


Exhibit A

Employment Agreement Between
Veridien Corporation and Paul L. Simmons


NEW PRODUCTS


Hand Soap Dispenser

Ultra Sound Adapter

911 Diagnostic Console/Kit - subject to agreement

Air Treatment Solution/Disinfectant

Air Treatment Injector

Septi Shear

Power Syringe Retractor

Portable Resuscitator - subject to Reimbursement Agreement

Toxic Waste Disposal System

Spill Clean Up Kit

Biomedical Waste Grinder - in concept now, no development

Exhibit B

Employment Agreement Between
Veridien Corporation and Paul L. Simmons


PERMITTED NON-COMPANY PROJECTS


Any and all inventions not directly related to infection control.


See also Exhibit C.

Exhibit C

Employment Agreement Between
Veridien Corporation and Paul L. Simmons


PRIOR INVENTIONS


Water System

Entry System

Garbage/Trash/Disposal/Recycle

Hair Care Console

Rain Forest/Shower

Fan Technology related to Exhaust

Drain System

Bolo Snare

Wheelchair Guide

HVAC Control Temp/Air

Nat. activated Cover Lights

Computerized Wardrobe

Temperature Controlled Shower

Indoor Handy Control System

Service Reels (Outdoor Water Air)

Pool Autochair System

Security Systems (Premises)

Driver Training Device


Exhibit D

Employment Agreement Between
Veridien Corporation and Paul L. Simmons


TERMINATED AGREEMENTS


Employment Agreement dated as of May 1, 1991 by and between Viral Control Technology, Inc. and Paul L. Simmons.

Sales Employment Agreement made and entered into on May 22, 1995 by and between Veridien Corporation and Paul L. Simmons.

Exhibit E

Employment Agreement Between
Veridien Corporation and Paul L. Simmons


CONTINUING AGREEMENTS


Repayment Agreement dated as of October 19, 1995 between the Company and the Employee and the note issued thereunder.

Reimbursement Agreement dated as of February 26, 1996 between Rost Medical Developments Inc. and the Employee and the notes issued thereunder. Complete with letter dated March 8, 1996.

Lease dated as of October __, 1995 between Employee and his spouse as Landlord and the Company.

Letter Agreement dated as of October 19, 1995 between the Company and the Employee with respect to Sterihol/Sterix Cabinetry technology.

Letter dated as of October 19, 1995 from the Employee addressed to the Company concerning obligations of Company.

Letter agreement dated February 28, 1996 between Employer and a subsidiary of the Company concerning the Sterix Cabinetry technology.

911 Inventory Purchase Agreement.

Fam-Pak Purchase Agreement.

PAUL L. SIMMONS
6223 Pasadena Pt. Blvd.
Gulfport, Florida 33707


October 19, 1995


Veridien Corporation
Suite 800, Sarasota Quay
Sarasota, FL 34236

Ladies and Gentlemen:

This letter confirms that, other than the obligations set forth in the Employment Agreement between you and me, the Repayment Agreement between you and me and the note contemplated therein, the Reimbursement Agreement between ROST, Inc. and me and the notes contemplated therein, the Lease between ROST, Inc. as tenant and my wife and me as Landlord, and the letter agreement with respect to the Sterix Cabinetry technology between you and me, each dated as of the date hereof and attached hereto, and obligations which arise from my ownership of Common Stock of Veridien Corporation ("Veridien"), there are no liabilities, claims, advances, indebtedness, compensation, bonuses, benefits, incentives, royalties, fees, rent, reimbursement obligations, expenses, payments or any other obligations of any kind or nature (fixed or contingent, direct or indirect, liquidated or unliquidated) of Veridien or any of its subsidiaries or affiliates owed, owing or to be owed or paid in the future or otherwise existing to me or any of my relatives or affiliates or to any other person to whom I or any such relative or affiliate has assigned, transferred or otherwise disposed of any such obligations. Save and except for any claims that may arise from existing legal suits.

I understand that Dunvegan Mortgage Corporation is relying upon this letter in agreeing to provide a loan facility to Veridien.



                                 Sincerely yours,




                                 Paul L. Simmons